EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of October 9, 2018 (the “Effective Date”) by and between Medovex Corp., a Nevada corporation, (the “Company”) and William E. Horne, a Florida resident (“Executive”).

1. Position and Duties. Executive shall be employed full-time by the Company as its President and Chief Executive Officer, reporting to the Company’s Board of Directors (the “Board”). Executive shall also serve as the Chairman of the Company’s Board of Directors. Executive agrees to devote his time, energy and skill to his duties at the Company on a full time basis. These duties shall include all those duties customarily performed by the President and Chief Executive Officer and as otherwise reasonably directed by the Board. Executive shall be entitled to seek and accept any elective or appointive office or position with such other organizations and entities and perform such other professional activities within and outside normal working hours so long as such activities do not require an unreasonable amount of time by the Executive, do not violate the provisions of Section 8 hereof or of the Company’s standard Employee Confidential Information and Inventions Assignment Agreement, or otherwise adversely affect the interests of the Company. Executive and the Company recognize and agree that Executive will be permitted to remain involved with the organizations, entities, and activities that are listed on the attached Schedule 1.

2. Term of Employment.

(a) The employment of Executive by the Company under the terms of this Agreement is conditioned upon and will commence upon the date of the closing of the transactions contemplated by that certain Asset Purchase Agreement between the Company and Regenerative Medical Solutions, Inc. of even date herewith (the “Closing Date”), and shall continue in effect for a period of five years following the Closing Date unless extended pursuant to this Agreement (the “Term”); provided however, that in the event that said Asset Purchase Agreement is terminated for any reason, this Employment Agreement shall terminate nunc pro tunc, and neither party shall have any rights hereunder. Notwithstanding the foregoing, subject to the terms and conditions herein, Executive’s employment may be terminated by the Company before the expiration of the Term at any time, for any reason or no reason. Upon the termination of Executive’s employment with the Company, for any reason, Executive shall not have any further rights under this Agreement, except as expressly set forth in Section 6 below.

(b) After the expiration of the initial five (5) year term, Executive’s employment will be automatically extended under the same terms and conditions for additional one (1) year terms for each year thereafter, unless either party gives written notice to the other party of an intention not to renew the term hereunder at least ninety (90) days prior to the expiration date of the initial term or any renewal term. For purposes of this Agreement, “Term” shall mean the initial term or any renewal term under this Section as the case may be.

3. Compensation. Following the Closing Date and the commencement of Executive’s employment hereunder, Executive shall be entitled to the following compensation:

(a) Base Salary and Bonus. Executive shall be paid a monthly base salary of $54,166.66 per month ($650,000 on an annualized basis) (“Base Salary”), subject to applicable withholding, in accordance with the Company’s normal payroll procedures; provided that, if Executive is receiving his full salary, without reduction, from Laser Spine Institute, Executive’s Base Salary shall be reduced to $41,666.66 per month ($500,000 on an annualized basis). Executive’s salary shall be reviewed and may be increased, but not decreased, on at least an annual basis. In the event of an increase in Executive’s salary following such review, the increased amount shall become Executive’s Base Salary. Executive shall also be eligible to participate in any discretionary or incentive bonus program approved by the Compensation Committee of the Board of Directors for all executive officers. In addition, Executive may receive additional discretionary or incentive bonuses regardless of whether such bonuses are part of a bonus program.

(b) Benefits. Executive shall have the right to participate in and to receive benefits under any of the Company’s Executive benefit plans, as such plans may be modified from time to time, provided that Executive meets the minimum eligibility requirements under such plans. In addition, Executive shall be entitled to the benefits afforded to other members of the Company’s senior management; provided that, in the event that other members of the Company’s senior management are not afforded health insurance benefits, the Company shall increase Executive’s compensation to reflect the reduction in benefits.

(c) Stock Awards and Options. Executive shall be eligible to participate in the 2013 stock incentive plan adopted by the Company (the “Plan”). Effective as of the Closing Date, Executive shall receive awards under the Plan which, when fully vested, would entitle Executive to a number of shares of the Company’s common stock equal to 7% of the Company’s issued and outstanding common stock as of the Closing Date, all subject to the terms and conditions set forth in the Plan and in any award agreements associated with such awards, which agreements shall be mutually agreeable (the “Award Agreements”). Such awards shall consist of: (i) incentive stock options (“ISOs”) to the maximum extent permissible under Section 422(d) of the Internal Revenue Code over the vesting period, and (ii) the balance of such equity awards shall be in the form of restricted stock awards (“RSAs”), such that the ISOs and RSAs shall total 7.0% of the issued and outstanding shares of the Company immediately after Closing. The ISOs and RSAs shall vest in accordance with the Award Agreements, with (x) vesting of 50% of the awards being time-based (such vesting commencing on the date of grant and ending on the fourth anniversary of the Closing Date in five (5) equal amounts on each of the date of grant and the first, second, third and fourth anniversaries of the Closing Date), and (y) 50% of the awards being performance-based over such 4-year period subject to the achievement of certain milestones as set forth in the Award Agreements. If the Company does not issue the Award Agreements within fifteen (15) days of the Closing Date, then the ISOs and RSAs shall be fully vested at time of grant.

4. Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services under this Agreement, including all expenses of travel and living expenses while away from home on business or at the request of the Company; provided however that all reimbursable expenses be incurred and accounted for in accordance with the policies and procedures as reasonably established by the Company. The Executive’s expense reimbursements shall be approved by the Board or its designee.

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5. Termination.

(a) Termination Without Cause. Either party may terminate Executive’s employment without Cause at any time by giving the other party written notice upon 60 (sixty) days written notice.

(b) Termination Upon Death or Disability. Executive’s employment hereunder shall terminate upon his death. In the event that Executive becomes physically or mentally disabled or incapacitated such that Executive is unable to perform Executive’s duties and functions for a period of six (6) consecutive months from the date of the onset of such disability or incapacity, this Agreement may be terminated; provided the Company shall comply with all state and Federal law to reasonably accommodate Executive in connection with the disability.

(c) Termination by the Company for Cause. The Company may terminate Executive’s employment for “Cause” at any time. For purposes of this Agreement, “Cause” shall mean one or more of the following:

(i)	theft, dishonesty concerning any aspect of the Company’s business, or falsification of any employment or Company records;

(ii)	misappropriation of any monies or assets or properties of the Company;

(iii)	conviction of a felony (except for a single felony conviction for driving under the influence);

(iv)	The Executive’s repeated unreasonable failure or refusal to perform material job duties, responsibilities, obligations, or the reasonable policies and procedures of the Company, provided such conduct is not cured to the Company’s satisfaction within thirty (30) days following written notice to the Executive from the Board of Directors specifying in reasonable detail the alleged conduct;

(v)	improper disclosure of the Company’s confidential or proprietary information;

(vi)	any intentional act by Executive that has a material detrimental effect on the Company’s reputation or business; or

(vii)	any material breach of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Board of Directors specifying in reasonable detail the alleged breach.

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(d) Termination by Executive for Good Reason. Executive may terminate his employment for “Good Reason” by giving the Company notice in writing of the specific act(s) or event(s) which give rise to the Good Reason within ninety (90) days of Executive’s knowledge of the occurrence of such act(s) or event(s). The Company shall have thirty (30) days from the date of Executive’s written notice to cure the act(s) or event(s) to Executive’s satisfaction. If Executive terminates this Agreement for Good Reason, the termination must occur within ninety (90) days after the expiration of the Company’s thirty (30) day right to cure the act(s). For purposes of this Agreement, “Good Reason” shall mean one or more of the following:

(i)	Executive’s role, responsibilities or authority on behalf of the Company in the aggregate are materially diminished; or

(ii)	Executive is required by the Company as a condition to continuing employment to be primarily based at any office or location over fifty (50) miles from the Executive’s home address at the time the relocation condition is communicated to Executive;

(iii)	A material reduction in Executive’s Base Salary; or

(iv)	Any material breach of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from Executive directed to the Board of Directors specifying in reasonable detail the alleged breach. The term “material breach” shall include the Company’s failure to obtain an agreement from any assignee or successor to the Company or its business to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no assignment or succession had taken place, except where such assumption occurs by operation of law.

6. Payments and Benefits Upon Termination.

(a) Termination By Company Without Cause Or By Executive With Good Reason. If the Company terminates Executive’s employment without Cause under Section 5(a), or Executive terminates his employment for Good Reason under Section 5(d), Executive shall be entitled to the following separation benefits:

(i)	Continued payment of Executive’s salary at his Base Salary rate then in effect (or former Base Salary in the event that Executive terminates his employment for Good Reason pursuant to Section 5(d)(iv)), less applicable withholding, at such times and in such manner as in accordance with the Company’s normal payroll procedures then in effect for a period beginning on the date of termination and ending on the earlier of the date that is 12 months after the date of termination or the end of the Term (the “Severance Period”);

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(ii)	Continuation of applicable fringe benefits (if any) as provided to other members of the Company’s senior management, to the extent allowable under the terms of said plans, less applicable withholding, for the Severance Period; provided that Executive shall be entitled to continuing health insurance benefits or the Company shall reimburse Executive’s COBRA premiums for the duration of the Severance Period;

(iii)	Outplacement assistance by a vendor to be approved in advance by the Company up to a maximum amount of $25,000; and

(iv)	All unvested ISOs and RSAs will immediately accelerate and vest.

Executive shall sign a mutually agreeable severance and release agreement as a condition to receiving the payments provided in this Section 6(a)(i)-(iii), which shall be provided by the Company before the Closing Date. For the avoidance of doubt, the release agreement will contain the following basic provisions: (a) general release in favor of the Company, its subsidiaries and affiliates (except for any indemnification obligations the Company may owe to Executive); (b) mutual non-disparagement; and (c) mutual confidentiality. Specifically, such severance payments shall be made only if such release agreement becomes effective and non-revocable by its terms by the date that is ninety (90) days after the date of termination (the “Required Release Date”). Notwithstanding anything to the contrary, the payments under Section 6(a)(i) shall commence on the first payroll date following the date on which the release agreement becomes effective and non-revocable by its terms (the “Release Effective Date”) and shall continue for the remaining term of the Severance Period; provided that such first payment shall include all amounts that otherwise would have been paid prior to the date the first payment is made had such payments commenced immediately upon employment termination. Any amount otherwise payable under Section 6(a)(ii) prior to the Release Effective Date shall be paid on the first payroll date after the Release Effective Date. Notwithstanding the two preceding sentences, to the extent necessary to comply with Section 409A of the Internal Revenue Code, if the date of employment termination and the Required Release Date are in two separate calendar years, any payment of amounts under this Section 6(a) that constitute deferred compensation within the meaning of Section 409A of the Internal Revenue Code shall be payable on the later of (i) the date such payment is otherwise payable under this Section 6(a), or (ii) the first payroll date of such second taxable year.

(b) Termination By Company for Disability. If the Company terminates Executive’s employment by reason of Executive’s disability or incapacity under Section 5(b), Executive shall be entitled to the following separation benefits:

(i)	Continued payment of Executive’s salary at his Base Salary rate, less applicable withholding, at such times and in such manner as in accordance with the Company’s normal payroll procedures then in effect for a period beginning on the date of termination and ending ninety (90) days after such termination date; and

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(ii)	Continuation of applicable fringe benefits (if any) as provided to other members of the Company’s senior management, to the extent allowable under the terms of said plans, less applicable withholding, for a period beginning on the date of termination and ending ninety (90) days after such termination date; provided that Executive shall be entitled to continuing health insurance benefits or the Company shall reimburse Executive’s COBRA premiums for the duration of such period.

(c) Termination For Other Reason. In the event of the termination of Executive’s employment for any reason other than the reasons set forth in Section 6(a) or (b) above, including but not limited to, termination by Executive without Good Reason, termination by the Company for Cause, or termination due to Executive’s death, Executive shall be entitled to no compensation or benefits from the Company other than those earned under Section 3 above through the date of termination.

7. Employee Confidential Information and Inventions Assignment Agreement. Executive agrees to execute and abide by the terms and conditions of the Company’s standard Employee Confidential Information and Inventions Assignment Agreement, which shall not be materially different from the form attached as Exhibit A hereto. If the Company does not provide its standard form Agreement before the Closing Date, then Executive will be relieved from such Agreement.

8. Agreement Not To Compete. Executive agrees that, during the shorter of (i) the Severance Period and (ii) a period of one (1) year following Executive’s termination of employment with the Company at any time and for any reason, Executive shall not compete with the Company by performing the same or substantially similar duties and responsibilities for another entity that offers products and/or services which are substantially similar or identical to those offered by the Company (or in active development by the Company) during the twelve (12) month period prior to the termination of this Agreement (a “Competitive Business”) (including but not limited to any Competitive Business started by Executive) as were performed by Executive on behalf of the Company within twelve (12) months prior to termination, including, without limitation, using any confidential or proprietary information of the Company to compete with the Company in said territory.

Executive acknowledges and agrees that this restriction upon post-termination competition is reasonable and necessary for the protection of the Company’s legitimate business interests and that it would not be unfair or oppressive to enforce this covenant against Executive.

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9. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and by any one or more of the following means: (i) if mailed by prepaid certified mail, return receipt requested, such notice shall be deemed to have been received on the date shown on the receipt; (ii) if by facsimile, such notice shall be followed forthwith by letter by first class mail, postage prepaid, and shall be deemed to have been received on the next business day following dispatch by facsimile and acknowledgment of receipt by the recipient’s facsimile machine; (iii) if delivered by hand, such notice shall be deemed effective when delivered; or (iv) if delivered by national overnight courier, such notice shall be deemed to have been received on the next business day following delivery to such courier. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to the Company:

Medovex Corp.

3060 Royal Blvd.

Suite 150

Alpharetta GA, 30022

Attn: Chairman of the Board

Facsimile: (678) 807-1917

If to Executive:

William E. Horne

____________________

____________________

10. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Tampa, Florida in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Executive acknowledges that by accepting this arbitration provision Executive is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the Agreement not to compete contained in paragraph 8 hereof, or the Employee Confidential Information and Inventions Assignment Agreement, or otherwise relating to or arising out of any alleged misuse or misappropriation of trade secrets or proprietary information belonging to the Company, all of which shall be resolved exclusively in a federal or state court sitting in Tampa, Florida, as more particularly set forth in paragraph 11 hereof.

11. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to its conflicts of laws principles. Each of the Executive and the Company (a) irrevocably submits to the jurisdiction of any Florida state court or United States federal court sitting in Tampa, Florida over any action or proceeding based upon, relating to or arising out of or in connection with this Agreement; (b) irrevocably agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in such Florida state or federal court; (c) waives any objection to venue in any such Florida state or federal court in respect of any such action or proceeding and any objection to any such action or proceeding in any such Florida state or federal court on the basis of a non-convenient forum. Executive and the Company hereby irrevocably consent and submit to the personal jurisdiction of such courts over them. Executive and the Company further acknowledge and agree that this Agreement bears a substantial relation to the State of Florida, that the Company is a Nevada corporation with its principal place of business in Florida, that the parties are entering into this agreement knowingly and voluntarily after opportunity to confer with counsel of their choice, that they each have sufficient minimum contacts with the State of Florida to satisfy Constitutional due process, and that this Agreement, the choice of Florida law, the consent to personal jurisdiction, and the exclusive forum selection provisions contained herein meet the requirements of Florida law in all respects.

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12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Executive, Executive shall not have the right to assign or transfer any of Executive’s rights, obligations or benefits under this Agreement, except as otherwise noted herein. The Company may assign this Agreement or the obligations of Executive under this Agreement without Executive’s prior written consent and approval, but with notice to Executive. Any assignee or successor of the Company is specifically authorized to enforce Executive’s obligations under this Agreement, including without limitation, Executive’s obligations under Section 8 of this Agreement. In the event of such assignment or succession, the Company shall obtain an agreement from such assignee or successor to the Company or its business to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no assignment or succession had taken place, except where such assumption occurs by operation of law.

13. Entire Agreement; Modification. This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of Executive’s employment, with the exception of (i) the agreement described in Section 7, and (ii) any award agreements under the Plan. This Agreement (including the documents described in (i) and (ii) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by the Company. This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.

14. Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby. Moreover, the parties expressly agree that the court or arbitrator, as the case may be, shall modify any overbroad or unenforceable provision (or any part thereof) in order to make it enforceable and shall enforce said provision as so modified to the fullest extent allowed by law.

15. 409A Compliance: It is the intent of the parties that this Agreement be administered so as to comply with Section 409A of the Internal Revenue Code and all applicable regulations. Without limiting the generality of the foregoing and notwithstanding any provisions in this Agreement to the contrary, if any portion of the payments or benefits to be received by Executive under this Agreement would be considered deferred compensation under Section 409A, then the following provisions will apply to the relevant portion:

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(a) For purposes of this Agreement, no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment will be made or provided unless and until such termination of employment is also a “Separation From Service” (as determined in accordance with Section 409A of the Code). If at such time Executive is a “specified employee” of the Company (as determined in accordance with Section 409A of the Internal Revenue Code), any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code that are provided to Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date (with interest at the rate of ten percent (10%) per annum) and, thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies before the Specified Employee Payment Date, any delayed payments shall be paid to Executive’s estate in a lump sum upon Executive’s death;

(b) With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within sixty (60) calendar days following the date on which the Company receives the applicable invoice from Executive but in no event later than December 31 of the year following the year in which Executive incurs the related expense;

(c) In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit;

(d) Each payment under this Agreement, including each installment severance payment, will be considered a “separate payment.”

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

MEDOVEX CORP.		Executive:

By:	/s/ Jesse Crowne	/s/ William E. Horne
Name:	Jesse Crowne	William E. Horne
Title:	Co-Chairman of the Board

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EXHIBIT A

[Form of Employee Confidential Information and Invention Assignment Agreement]

Schedule 1

Current Permitted Outside Activities

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